EXHIBIT 10.4

February 28, 2008

Mr. Tony Strange

3655 Rivers Call Blvd.

Atlanta, GA 30339-8502

Dear Tony:

In consideration of the mutual promises, covenants and obligations contained herein, this letter agreement (the “Letter Agreement”) amends and restates the letter agreement between you and Gentiva Health Services, Inc. (the “Company”) dated February 28, 2006 (the “Original Letter Agreement”), which is superseded in its entirety by this Letter Agreement; provided, however, that the Confidentiality, Non-Competition and Intellectual Property Agreement dated as of February 28, 2006 by and among you, the Company and The Healthfield Group, Inc. (the “Confidentiality, Non-Competition and Intellectual Property Agreement”) shall remain in full force and effect. This amendment and restatement of the Original Letter Agreement is intended to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Your employment with the Company will be as an employee at will. Your status as an officer of the Company will be determined by the Board of Directors of the Company in accordance with the By-Laws of the Company.

2.	Your compensation (including bonus opportunity) shall be as set forth on Schedule 7.2(g) to the Agreement and Plan of Merger, dated as of January 4, 2006, by and among the Company, Tara Acquisition Sub Corp., The Healthfield Group, Inc., Rodney D. Windley, as the representative for the Securityholders (as defined therein) of the Company, and the Securityholders named therein, as may be adjusted from time to time.

3.

Should the Company terminate your employment other than for cause (as hereinafter defined), the Company will pay to you, subject to paragraph 7 below, on a bi-weekly basis (or other regular payroll cycle in use by the Company at the time your employment terminates), twelve (12) months of severance (the “Severance Period”), based on your then current base salary; provided, however, that any such amount otherwise payable to you prior to sixty (60) days after such termination of employment shall be paid, subject to paragraph 7 below, on the sixtieth (60th) day following such termination of employment. In addition, your medical/prescriptions/dental/vision benefits will be continued until the end of the Severance Period or until similar benefits become available to you from a new employer, whichever comes first. Such benefits continuation shall be on the same basis as if you had continued in the employ of the Company (e.g., including any required associate contributions) during that period adjusted for any plan changes. The payment of severance, however, is expressly conditioned upon your compliance with the terms set forth in paragraph 5(b) of this Letter Agreement.

The term “cause” shall mean the following: your conviction for any felony, fraud or embezzlement or crime of moral turpitude; controlled substance abuse; alcoholism which interferes with or affects your responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; gross negligence which is materially injurious to the Company; any material violation of any express written directions or any reasonable written policy or procedure established by the Company from time to time regarding the conduct of its business and such violation has not been cured within ten (10) days after written notice of such violation from the Company to you; or any violation by you of any material term and condition of this Letter Agreement.

4.	Upon a reduction in your current base salary, as the same may be increased from time to time, which is not part of a general salary reduction for a majority of salaried employees of the Company and to which you do not consent in writing, you will have the right (subject to the notice and cure provisions below) to resign and receive the severance benefits described above, with your severance payments based on your salary prior to it having been reduced. In order to exercise this right you must have given written notice to the Company of the reduction in base salary within sixty (60) days after it is so reduced, and the Company must not have remedied the base salary reduction within the thirty (30) day period after receipt of such written notice; provided further, however, that any termination of employment by you under this paragraph 4 must occur not later than one (1) year following the initial existence of the base salary reduction giving rise to your right to terminate under this paragraph 4.

5.	(a) Your employment with the Company and your receipt of stock options is expressly conditioned upon your consent and agreement to be bound by the non-competition and non-solicitation provisions set forth in the Confidentiality, Non-Competition and Intellectual Property Agreement.

(b) Further, should the Company terminate your employment other than for “cause” (as defined in paragraph 3 of this Letter Agreement) or should you terminate your employment pursuant to paragraph 4 above, you also agree that your receipt of the severance payments and benefits provided for herein is expressly conditioned upon your consent and agreement to continue to be bound by the non-competition and non-solicitation provisions set forth in the Confidentiality, Non-Competition and Intellectual Property Agreement and your execution and delivery within fifty (50) days after termination of your employment of, and your failure to revoke within the statutory revocation period, the General Release Agreement, the form of which is attached hereto as Exhibit A.

6.	This Letter Agreement may be amended only by a written instrument signed by the Company and you. Except with respect to your Change in Control Agreement of even date with the Company, the Merger Agreement and any other agreement between the Company and you specifically referenced herein and intended to continue beyond the execution of this Letter Agreement, this Letter Agreement shall constitute the entire agreement between the Company and you with respect to the subject matter hereof and supersedes any other severance or separation pay plan or policy that would otherwise apply to you. Specifically, you and the Company have agreed that your employment agreement dated December 10, 2001 between you and Healthfield, Inc. (“Employment Agreement”) has been terminated as of February 28, 2006 and is of no further force or effect. You have waived and released all rights you may have had under the Employment Agreement. This Letter Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflict of laws thereof. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in your case) and assigns.

7.	It is intended that this Letter Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Letter Agreement is subject thereto, and the Letter Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Letter Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Letter Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision to the contrary in this Letter Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph 7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and any remaining payments due under this Letter Agreement shall be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Letter Agreement to the contrary, your employment will be deemed to have terminated on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Wherever payments under this Letter Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. No action or failure to act, pursuant to this paragraph 7 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code.

Sincerely,

By:	/s/ Ronald A. Malone
Ronald A. Malone
Chairman and Chief Executive Officer

Agreed to and Accepted by:

/s/ Tony Strange	4/30/08
Tony Strange	Date

Schedule 7.2 (g)

TERM SHEET

EMPLOYMENT ARRANGEMENTS FOR TONY STRANGE

1.	Title:	Executive Vice President of Gentiva and President of Home Health.

2.	Base Salary	$425,000 annually.

3.	Bonus Opportunity:	If targets are achieved, 60% of Base Salary; if targets are exceeded, greater than 60% of Base Salary.

4.	Change of Control:	Same terms as other senior executives of Gentiva.

5.	Severance:	12 months for termination other than for cause.

6.	Stock Options:	Amount commensurate with his position as determined annually by the Compensation, Corporate Governance and Nominating Committees of the Board.

7.	Other Benefits:	Commensurate with other senior executives of Gentiva.

8.	Commencement of Employment:	Upon consummation of merger of The Healthfield Group, Inc. with a subsidiary of Gentiva.

9.	Definition of Documentation:	Generally same terms as other senior executives of Gentiva in form previously provided.

EXHIBIT A

GENERAL RELEASE

1) I, Tony Strange, understand that, in order to receive the severance package contained in Section 3 of the Letter Agreement between Gentiva Health Services, Inc. and me dated as of February 28, 2008 (the “Letter Agreement”) which I would not otherwise receive or be entitled to, I have been requested to sign this General Release. I further understand that by signing this General Release, I am waiving my right to raise any claims against Gentiva Health Services, Inc. (“Gentiva” or “the Company”) and other Releasees (as defined below) under federal, state and/or local law.

2) General Release

I hereby agree to release and forever discharge the Company, its subsidiaries and affiliates, and its and their directors and officers, predecessors, employees, agents, successors and assigns (collectively “Releasees”) from any and all actions or causes of action, suits, claims, charges, complaints, contracts and promises whatsoever, in law or equity which I, my heirs, assigns and any personal or legal representatives have or may have against any of the Releasees including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims and/or damages arising out of or in any way connected with my employment with the Company or its subsidiaries and the cessation of such employment. This shall include but not be limited to any alleged violation of Title VII of the Civil Rights Act of 1964, Section 1981 et seq. of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Occupational, Safety and Health Act, the New York Human Rights Law, Executive Law Section 290 et seq., the New York Labor Law, the New York Equal Rights Law Section 40 et seq., the New York Minimum Wage Law, the New York Equal Pay Law, each of the foregoing as amended, and any and all other Federal, State or local civil or human rights laws, or any other alleged violation of any local, State or Federal law, regulation or ordinance, and/or public policy, contract or tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of my employment with the Company and its subsidiaries which I now have or shall have as of the date of this General Release.

This General Release does not constitute a waiver of my right to bring action against the Company to enforce the terms and provisions of the Letter Agreement.

This General Release does not constitute a waiver of my prior indemnification rights, if any, should I be ordered to appear as a witness or made a defendant in any litigation regarding matters or actions taken within the scope of my responsibilities as an employee of the Company.

3) Not A Waiver of Vested Benefits

This General Release shall not constitute a waiver of (i) right to benefits which have vested on or prior to the date of termination of my employment or the terms of any applicable employee benefit plan, or (ii) my unreimbursed business expenses properly incurred prior to the date my employment was terminated in accordance with Company policy.

4) Covenant Not to Sue

I agree that I will not file, charge (except that I may file a charge with the Equal Employment Opportunity Commission alleging age discrimination), claim, sue or cause or permit to be filed any civil action, suit or legal proceeding seeking personal equitable or monetary relief for me in connection with any matter occurring at any time in the past concerning my employment relationship with the Company, up to and including the date of this General Release, or involving any continuing effects of any acts or practices which may have arisen or occurred on or prior to the date of this General Release. I further agree that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, I will not seek or accept any personal relief in such civil action, suit or legal proceeding. Nothing in this Section 4 shall limit my right to cooperate with the Equal Employment Opportunity Commission (“EEOC”) in an investigation of a charge of age discrimination, including a charge filed with the EEOC filed by me.

5) Non-Disclosure of Terms

I hereby agree that I shall not directly or indirectly publish the terms or conditions of this General Release nor discuss or make any statements with regard to such terms or conditions except to my personal lawyer or as required by law.

6) Governing Law and Interpretation

This General Release shall be governed by and construed in accordance with the laws of New York State without regard to its conflict of laws provisions. Should any provision of this General Release be declared illegal or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this General Release in full force and effect. However, if the release portion is held invalid or unenforceable by a court of competent jurisdiction or any governmental agency, or I exercise my right to rescind set forth in Section 8 below, then I agree to immediately return to the Company any payment I received as part of the severance package and the Company shall have no further obligation under the Letter Agreement.

7) Entire Agreement; Amendment

This General Release and the Letter Agreement, along with the Confidentiality, Non-Competition and Intellectual Property Agreement dated as of February 26, 2006 by and among me, the Company and The Healthfield Group, Inc., set forth the entire agreement between the parties hereto and shall supersede any and all prior understandings between the parties, except to the extent as set forth in the Letter Agreement. This General Release may not be amended except by a written agreement signed by both parties to the Letter Agreement.

8) Effective Date; Right to Revoke

I understand that I have been provided the opportunity to review this General Release for a period of twenty-one (21) days. I understand that this General Release shall not become effective or enforceable until the expiration of seven (7) days following the date on which I first execute this General Release. I also understand that I have the right to revoke this General Release within seven (7) days of when I sign this General Release and that such revocation shall not be effective unless each of the following conditions has been met:

(a) the revocation is made in writing addressed to the Company and includes the statement, “I hereby revoke my agreement to the General Release and the terms and conditions set forth in the Letter Agreement.”

(b) such written revocation is delivered either by hand to the office of the General Counsel of Gentiva Health Services, Inc. or by mail with a postmark dated before the end of the seven (7) day revocation period, such mail to be certified, return receipt requested.

I HAVE READ AND CONSIDERED THE TERMS AND CONDITIONS CONTAINED IN THIS GENERAL RELEASE. I UNDERSTAND THAT MY RIGHT TO RECEIVE THE SEVERANCE PACKAGE IN ACCORDANCE WITH THE LETTER AGREEMENT IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS GENERAL RELEASE AND THAT I WOULD NOT RECEIVE SUCH BENEFIT BUT FOR MY EXECUTION OF THIS GENERAL RELEASE. I ALSO UNDERSTAND THAT BY EXECUTING THIS GENERAL RELEASE, I WILL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST ANY RELEASEES (AS DEFINED ABOVE). I HAVE BEEN AFFORDED AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS GENERAL RELEASE AND HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS GENERAL RELEASE.

IN WITNESS WHEREOF, I have executed this General Release as of the date set forth below.

Signed:

Date: